EXHIBIT 4.2

INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (this “Agreement”) is entered into as of January 30, 2014, by and among WMI Holdings Corp., a Washington corporation (the “Company”), and KKR Fund Holdings L.P., a Cayman Islands limited partnership (the “Shareholder”) and any other Shareholder Party who becomes a party hereto after the date hereof.

W I T N E S S E T H:

WHEREAS, pursuant to the Investment Agreement, dated as of January 30, 2014 (the “Investment Agreement”), by and among the Company, the Shareholder and KKR Management Holdings L.P. (“Management Holdings”), the Company issued to the Shareholder shares of Preferred Stock and Warrants;

WHEREAS, as a result of and immediately following the consummation of the transactions contemplated by the Investment Agreement, the Shareholder owns 1,000,000 shares of Preferred Stock and Warrants to purchase 61,400,000 shares of Common Stock; and

WHEREAS, in connection with the consummation of the transactions contemplated by the Investment Agreement, each of the Company and the Shareholder desires to enter into this Agreement to set forth certain rights and obligations of the Company and the Shareholder with respect to the ownership by the Shareholder of the Company’s securities and certain other matters, all in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Certain Defined Terms. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Investment Agreement. For purposes of this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person, for so long as such Person remains so associated to the specified Person.

“Affiliated Assignee” shall have the meaning set forth in Section 2.1.

“Agreement” shall have the meaning set forth in the Recitals.

“Articles” means the Company’s Amended and Restated Articles of Incorporation, dated as of March 19, 2012, as in effect on the date hereof and as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and the terms of this Agreement.

“beneficial owner” or “beneficially own” has the meaning given such term in Rule 13d-3 under the Exchange Act and a Person’s beneficial ownership of either Common Stock or other Voting Securities of the Company shall be calculated in accordance with the provisions of such Rule; provided, however, that for purposes of determining beneficial ownership, a Person shall be deemed to be the beneficial owner of any security which may be acquired by such Person whether within sixty (60) days or thereafter, upon the conversion, exchange or exercise of any options, rights or other securities.

“Black Out Period” shall have the meanings set forth in Sections 3.3(a).

“Business Day” means any day other than a day on which banks are required or authorized by law to be closed in the State of New York or the State of Washington.

“Bylaws” means the Company’s Amended and Restated Bylaws, dated as of March 19, 2012, as in effect on the date hereof and as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and the terms of this Agreement.

“Capital Stock” means, with respect to any Person at any time, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital stock, partnership interests (whether general or limited) or equivalent ownership interests in or issued by such Person and, with respect to the Company, includes any and all shares of Common Stock, Preferred Stock and any other equity interests of the Company.

“Claims” shall have the meaning set forth in Section 4.4(a).

“Closing” has the meaning assigned to such term in the Investment Agreement.

“Closing Date” has the meaning assigned to such term in the Investment Agreement.

“Common Stock” means the common stock, par value $0.00001 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend, spin-off or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization or business combination.

“Company” shall have the meaning set forth in the Recitals.

“Company Board” means the Board of Directors of the Company.

“Company Offering” means any Company Offering of securities of the Company, in whole or in part, by the Company (other than pursuant to Form S-8 or Form S-4).

“Confidentiality Agreement” means the Confidentiality Agreement dated as of May 29, 2013, by and between KKR & Co. L.P., an Affiliate of the Shareholder, and the Company.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Controlled Affiliate” means, with respect to any Person, any Affiliate of such Person that is, directly or indirectly, controlled by such Person.

“Corporate Opportunity” has the meaning assigned to such term in Section 7.2.

“Covered Securities” means Common Stock and any securities convertible into or exercisable or exchangeable for Common Stock, other than securities that are (A) indebtedness issued in connection with the Note Purchase Agreement (as such terms are defined in the Investment Agreement), (B) issued by the Company pursuant to any employment contract, employee or benefit plan, stock purchase plan, stock ownership plan, stock option or equity compensation plan or other similar plan where stock is being issued or offered to a trust, other entity to or for the benefit of any employees, potential employees, consultants, officers or director of the Company, (C) issued by the Company in connection with a business combination or other merger, acquisition or disposition transaction, (D) issued with reference to the common stock of a Subsidiary (i.e., a carve-out transaction), (E) issued as a dividend or in connection with a dividend investment or shareholder purchase plan or (F) issued in exchange for, or upon exercise or conversion of, (i) currently outstanding securities or (ii) securities issued hereafter that are securities described in clauses (A) through (E) above.

“Demand Notice” shall have the meaning set forth in Section 3.2.

“Director” means any member of the Company Board.

“Equity Securities” means with respect to the Company, any and all shares of Capital Stock of the Company or securities of the Company, options, stock appreciation rights or other rights convertible into, or exchangeable or exercisable for, such shares.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Forfeitable Warrants” shall have the meaning set forth in Section 6.6.

“Holdback Period” shall have the meaning set forth in Section 4.5.

“incur” means to incur, create, assume, guarantee or otherwise become directly or indirectly liable with respect to.

“Indemnified Parties” shall have the meaning set forth in Section 4.4(a).

“Information” means all information about the Company, any of its Subsidiaries or any Investor that is or has been furnished to any Investor or any of its Representatives (acting in their capacity as such) by or on behalf of the Company or any of its Subsidiaries, or any of their respective Representatives, and any other information supplied by or relating to the Company, its Subsidiaries or any Investor in connection with the matters contemplated by the Investment Agreement or any other Transaction Agreements (in any such case, whether written or oral or in electronic or other form and whether prepared by the Company, its advisers or otherwise), together with all written or electronically stored documentation prepared by such Investor or its Representatives based on or reflecting, in whole or in part, such information; provided that the term “Information” does not include any information that (i) is or becomes generally available to the public through no action or omission by such Investor or its Representatives, (ii) is or becomes available to such Investor on a non-confidential basis from a source, other than the Company or any of its Subsidiaries, or any of their respective Representatives, that to the best of such Investor knowledge, after reasonable inquiry, is not prohibited from disclosing such portions to such Investor by a contractual, legal or fiduciary obligation or (iii) is independently developed by a Investor or its Representatives or Affiliates on its own behalf without use of any Information.

“Initial Effective Date” shall have the meaning set forth in Section 3.1(a)(ii).

“Investment Agreement” shall have the meaning set forth in the Recitals.

“Investor” means any of the Shareholder Parties and the Unaffiliated Assignees.

“Long-Form Demand Registration” shall have the meaning set forth in Section 3.2.

“Management Holdings” shall have the meaning set forth in the Recitals.

“Minimum Amount” shall have the meaning set forth in Section 3.2.

“New Effective Date” shall have the meaning set forth in Sections 3.1(b)(i).

“New Filing Date” shall have the meanings set forth in Sections 3.1(b)(i).

“Note Purchase Agreement” has the meaning assigned to such term in the Investment Agreement.

“Percentage Stock Ownership” shall have the meaning of such term set forth in the Article VI of the Articles.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivisions thereof or any Group (as such term is defined in Section 13(d)(3) of the Exchange Act) comprised of two or more of the foregoing.

“Preferred Stock” means the Series A Convertible Preferred Stock, par value $0.0001 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend, spin-off or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization or business combination.

“Proposed Securities” shall have the meaning set forth in Section 5.1(i).

“Registrable Securities” means any Common Stock issued to or acquired by the Shareholder Parties pursuant to the Investment Agreement or subsequently issued with respect thereto (including, without limitation, upon exercise of the Warrants, conversion of the Preferred Stock) or in connection with Section 5.1 hereto. As to any particular Registrable Securities, once issued, such Registrable Securities shall cease to be Registrable Securities when (i) a registration statement with respect to the sale by the Shareholder Party of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (ii) such securities shall have been distributed to the public pursuant to Rule 144 (or any successor provision), (iii) such securities are eligible to be a sold by the holder thereof pursuant to Rule 144 without restriction or limitation thereunder on volume or manner of sale (other than restrictions imposed hereunder) in the reasonable opinion of counsel to the Company; (iv) such securities are sold in a private transaction (except to an Affiliated Assignee); or (v) such securities shall have ceased to be outstanding. For purposes of this Agreement, any required calculation of the amount of, or percentage of, Registrable Securities shall be based on the number of Shares or other shares of Common Stock, including, for the avoidance of doubt, other securities convertible or exchangeable into Common Stock, which are Registrable Securities. No Registrable Securities may be registered under more than one effective Registration Statement at any one time.

“Registration Expenses” means any and all expenses, other than any Selling Expenses, incident to performance of or compliance with Articles III and IV of this Agreement, including (i) all SEC or securities exchange registration and filing fees, (ii) all fees and expenses of complying with securities or blue sky laws (including the reasonable fees and disbursements of counsel for the underwriters in connection with blue sky qualifications of the Registrable Securities), (iii) all printing, messenger and delivery expenses, (iv) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange pursuant to this Agreement and all rating agency fees, (v) the fees and disbursements of counsel for the Company and of the Company’s independent public accountants, including the expenses of any special audits and/or “cold comfort” letters required by or incident to such performance and compliance, (vi) the reasonable fees and disbursements, not to exceed $45,000 per offering or demand, of one counsel to the Shareholder Parties, (vii) any reasonable fees and disbursements of underwriters and their counsel customarily paid by the issuers or sellers of securities sold in an underwritten public offering (including, without limitation, fees and expenses related to filings with the Financial Industry Regulatory Authority, Inc.), and the reasonable fees and expenses of special experts retained in connection with the requested registration, but excluding any Selling Expenses, and (viii) all expenses incurred in connection with any road shows (including the reasonable out-of-pocket expenses of the holder of the applicable Registrable Securities).

“Registrable Securities Purchase Price” means, with respect to any Registrable Security, the purchase price actually paid by the Investor holding such Registrable Security (or,

if such Registrable Security was acquired upon exercise or conversion of other Equity Securities, the exercise price or conversion price thereof), in all cases subject to adjustment for any stock split, stock dividend, spin-off or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization or business combination. Notwithstanding the foregoing, the Registrable Securities Purchase Price for (i) the Tranche A Warrants shall be $1.32 and (ii) the Tranche B Warrants shall be $1.43, in each case per share of common stock issuable upon exercise of the Warrants, in all cases subject to adjustment for any stock split, dividend, spin-off or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization or business combination.

“Registration Statement” means any registration statement of the Company under the Securities Act which covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the prospectus, amendments and supplements to such registration statement, including post-effective amendments, all exhibits and all material incorporated by reference or deemed to be incorporated by reference in such registration statement. For the avoidance of doubt, the definition of “Registration Statement” includes any shelf registration.

“Requisite Common Amount” means, at any time, a number of Warrants equal to at least twenty-five percent (25%) of the Warrants issued to Shareholder on the Closing Date pursuant to the Investment Agreement or outstanding Shares representing exercise of at least twenty-five percent (25%) of the Warrants issued to the Shareholder on the Closing Date or a combination thereof equal to 25% of such Warrants and such Shares.

“Requisite Preferred Amount” means, at any time, a number of outstanding shares of Preferred Stock representing at least fifty percent (50%) of the shares of Preferred Stock issued to the Shareholder on the Closing Date pursuant to the Investment Agreement.

“Rule 144” means Rule 144 (or any successor provision) under the Securities Act.

“SEC” means the U.S. Securities and Exchange Commission or any other federal agency then administering the Securities Act or the Exchange Act and other federal securities laws.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Expenses” means underwriting fees, discounts, and selling commissions, and any and all stock transfer taxes relating to the registration and sale of any Shareholder Party’s Registrable Securities and the fees and expenses of any Shareholder Party’s own counsel to the extent not expressly included in the term “Registration Expenses”.

“Shareholder” shall have the meaning set forth in the Recitals.

“Shareholder Group Member” shall have the meaning set forth in Section 7.2.

“Shareholder Party” means any of the Shareholder and the Affiliated Assignees.

“Shares” shall mean (a) the shares of Preferred Stock acquired by the Shareholder pursuant to the Investment Agreement, (b) any Common Stock issued to any Shareholder Party in connection with the exercise of the Warrants, (c) any Common Stock issued to any Shareholder Party in connection with the conversion of the Preferred Stock, (d) any Common Stock issued to any Shareholder Party in connection with the exercise of its rights pursuant to Section 5.1 hereto, and any securities issued in respect of (a), (b), (c), (d) or in substitution therefor, in connection with any stock split, stock dividend, spin-off or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization or business combination.

“Shelf Registration” shall have the meaning set forth in 3.1(a)(i).

“Short-Form Demand Registration” shall have the meaning set forth in Section 3.2.

“Subsidiary” means (i) any corporation of which a majority of the securities entitled to vote generally in the election of directors thereof, at the time as of which any determination is being made, are owned by another entity, either directly or indirectly, and (ii) any joint venture, general or limited partnership, limited liability company or other legal entity in which an entity is the record or beneficial owner, directly or indirectly, of a majority of the voting interests or the general partner and, with respect to the Company.

“Substantial Holder” has the meaning set forth in the Article VI of the Articles.

“Suspension Notice” shall have the meaning set forth in Section 3.3(a).

“Tranche A Forfeitable Warrants” shall have the meaning set forth in Section 6.6.

“Tranche A Warrants” shall mean warrants to purchase 30,700,000 shares of Common Stock at an exercise price of $1.32 per share.

“Tranche B Forfeitable Warrants” shall have the meaning set forth in Section 6.6.

“Tranche B Warrants” shall mean warrants to purchase 30,700,000 shares of Common Stock at an exercise price of $1.43 per share.

“Transaction Agreements” shall mean the Confidentiality Agreement, the Investment Agreement and the other Transaction Documents as such term is defined in the Investment Agreement.

“Transfer” shall mean, with respect to any security or instrument, any voluntary or involuntary attempt to, directly or indirectly, offer, sell, assign, transfer, grant a participation in, pledge, hypothecate or otherwise encumber or dispose of, including, without limitation, by way of entry into any swap or other agreement or transaction that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such security or instrument, or the consummation of any such transactions.

“Triggering Event” shall mean such time as Management Holdings exercises its refusal to fund pursuant to Section 6.06(a) of the Note Purchase Agreement.

“Unaffiliated Assignee” shall mean a Person to whom the Warrants or Common Stock is Transferred who is not an Affiliated Assignee.

“Underwriter Cutback” shall have the meaning set forth in Section 4.1(k).

“Underwritten Offering” of securities means a public offering of all or part of the Company’s Registerable Securities registered under the Securities Act in which an underwriter, placement agent or other similar intermediary participates in the distribution of such securities.

“Unfunded Commitment Amount” shall mean the unfunded percentage of the Commitment (as such term is defined in the Note Purchase Agreement) pursuant to the Note Purchase Agreement.

“Voting Securities” means, at any time, shares of any class of Equity Securities which are then entitled to vote generally in the election of Directors.

“Warrants” shall mean the Tranche A Warrants and the Tranche B Warrants.

SECTION 1.2 Interpretation and Other Definitional Provisions.

(a) The parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. The titles and subtitles used in this Agreement are used for convenience only and are not considered in construing or interpreting this Agreement.

(b) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole, including any schedules and exhibits hereto and not to any particular provision of this Agreement, and Article and Section or subsection references are to the relevant Articles, Sections and subsections contained in this Agreement unless otherwise specified.

(c) The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, will be deemed to refer to January 30, 2014.

(d) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(e) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

ARTICLE II

RESTRICTIONS ON TRANSFER

SECTION 2.1 Transfers of the Preferred Stock; Warrants and Common Stock. No Shareholder Party shall Transfer any shares of Preferred Stock without the Company’s written consent, except that shares of Preferred Stock shall be freely Transferable by any Shareholder Party to any Affiliate of such Shareholder Party (any such Affiliate transferee, an “Affiliated Assignee”); provided that any such Transfer, after giving effect to such Transfer, would not result in an increase in the Percentage Stock Ownership of any Substantial Holder within the meaning of the Articles. The Warrants and shares of Common Stock shall be freely Transferable subject to the applicable limitations of the Articles, the Securities Act and the Exchange Act; provided, that the Warrants and shares of Common Stock into which the Preferred Stock is convertible or for which the Warrants are exercisable shall be freely Transferable by any Shareholder Party to any Affiliated Assignee; provided that any such Transfer, after giving effect to such Transfer, would not result in an increase in the Percentage Stock Ownership of any Substantial Holder within the meaning of the Articles. For the avoidance of doubt, assignment of the rights of any Shareholder Party under this Agreement is governed by Section 8.8.

SECTION 2.2 Restrictive Legends. Each of the Investors hereby acknowledges and agrees that, during the term of this Agreement, each of the certificates or book-entry confirmations representing Shares or Warrants shall be subject to stop transfer instructions and shall include the applicable portion(s) of the legends set forth below:

THE TRANSFER OF THE SECURITIES REPRESENTED HEREBY IS SUBJECT TO OWNERSHIP RESTRICTIONS PURSUANT TO ARTICLE VI OF THE ARTICLES OF INCORPORATION OF WMI HOLDINGS CORP. REPRINTED IN SUBSTANTIAL PART ON THE BACK OF THIS CERTIFICATE. THE CORPORATION WILL FURNISH A COPY OF ITS ARTICLES OF INCORPORATION TO THE HOLDER OF RECORD OF THIS CERTIFICATE WITHOUT CHARGE UPON A WRITTEN REQUEST ADDRESSED TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS.

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE OR CONFIRMATION HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF (“TRANSFERRED”) EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER.”

In the event that any Shares (other than any shares of Preferred Stock) or Warrants (i) are Transferred in a transaction registered under the Act, or (ii) are Transferred in a transaction exempt from the registration requirements of the Act, and upon delivery by the relevant Investor to the Company of such certificates and documents as the Company may reasonably request with respect to such exemption (including an opinion of such Investor’s counsel reasonably satisfactory to the Company and its transfer agent as to such exemption), the Company shall issue promptly following a written request by such Investor new certificates or book-entry confirmations representing such Shares or Warrants without the foregoing “private placement” legend, at the expense of the Company. For the avoidance of doubt, any legends required pursuant to the Articles shall not be removed.

SECTION 2.3 Transfers Not In Compliance. A purported or attempted Transfer of Shares or Warrants by a Shareholder Party, and any purported assignment of a Shareholder Party’s rights and obligations hereunder, that does not comply with Section 2.1, Section 2.2, and Section 8.8 shall be void ab initio and the purported transferee or successor by operation of law shall not be deemed to be a shareholder or warrantholder of the Company for any purpose and shall not be entitled to any of the rights of (i) in the case of a Transfer of Shares, a shareholder, including, without limitation, the right to vote any Shares entitled to vote or to receive a certificate or certificates for the Shares or any dividends or other distributions on or with respect to the Shares or any rights or remedies of a Shareholder Party under this Agreement, or (ii) in the case of a Transfer of Warrants, a warrantholder, including, without limitation, the right to exercise such Warrants or to receive shares of Common Stock in respect thereof.

ARTICLE III

REGISTRATION RIGHTS WITH RESPECT TO

THE REGISTRABLE SECURITIES

SECTION 3.1 Shelf Registration Statement Matters.

(a) Shelf Registration Statement. Subject to Section 3.3, the Company shall:

(i) prepare and file with the SEC a “shelf” Registration Statement covering the resale of 100% of the Registrable Securities (a “Shelf Registration”) for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act (or any successor provisions), which Shelf Registration shall be on Form S-3 (or another reasonably appropriate form), (x) on or prior to the 90th day after the Company is qualified to use a Shelf Registration if the Company becomes so qualified by the second (2nd) anniversary of the date hereof or (y) on or prior to the 30th day after the Company is qualified to use a Shelf Registration if the Company becomes so qualified following the second (2nd) anniversary of the date hereof;

(ii) use commercially reasonable efforts to cause the Shelf Registration to become effective as soon as practicable after such filing (the “Initial Effective Date”); provided, however, that in the event the Company is notified by the SEC that the Shelf Registration will not be reviewed or is no longer subject to further review and comments, the Initial Effective Date shall be the fifth Business Day following the date on which the Company is so notified if such date precedes the date otherwise required above;

(iii) use commercially reasonable efforts to maintain continuously in effect, supplement and amend, if necessary, the Shelf Registration, as required by the instructions applicable to such registration form or by the Securities Act, until there are no remaining Registrable Securities;

(iv) furnish, upon request, to the holders of the Registrable Securities to which the Shelf Registration relates copies of any supplement or amendment to such Shelf Registration prior to such supplement or amendment being used and/or filed with the SEC.

(b) Effective Shelf Registration Statement.

(i) If at any time, the Shelf Registration ceases to be effective, the Company shall, subject to Section 3.3, file, not later than 30 days after such prior Shelf Registration ceased to be Effective (a “New Filing Date”), and use its commercially reasonable efforts to cause to become effective a new Shelf Registration as soon as practicable, but not later than the 90th day after such New Filing Date (a “New Effective Date”); provided, however, that in the event the Company is notified by the SEC that the Shelf Registration will not be reviewed or is no longer subject to further review or comments, the New Effective Date shall be the fifth Business Day following the date on which the Company is so notified if such date precedes the date otherwise required above.

(ii) If, after any Shelf Registration has become effective, it is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or authority, the Company shall use its commercially reasonable efforts to prevent the issuance of any stop order suspending the effectiveness of the Shelf Registration or of any order preventing or suspending the use of any prospectus and, if any such order is issued, shall use its reasonable best efforts to obtain the withdrawal of any such order at the earliest possible moment and not later than the 90th day after such order is issued (a “Withdrawal Date”).

SECTION 3.2 Underwritten Offerings; Demand Registration. Subject to Section 3.3 (including any Black Out Period imposed in accordance therewith) and 4.5 (including any Holdback Period imposed in accordance therewith, whether such period is pursuant to the agreement set forth in Section 4.5 or a separate agreement with the underwriters of any Company Offering or Underwritten Offering), the Shareholder or, if the Shareholder has assigned its rights under this Section 3.2 in accordance with the terms of this Agreement, the Shareholder Parties shall have the right at any time and from time to time, by delivering or causing to be delivered a written notice to the Company, to require the Company to register pursuant to the terms of this Agreement, under and in accordance with the provisions of the Securities Act, the number of Registrable Securities requested to be so registered pursuant to the terms of this Agreement on Form S-1 or any similar or successor long-form registration (a “Long-Form Demand Registration”) or, if available, on Form S-3 or any similar or successor short-form registration (a “Short-Form Demand Registration”) (any such written notice, a “Demand Notice” and any such registration, a “Demand Registration”); provided, that, in the case of any Demand Registration, each Demand Notice shall specify an amount of Registrable Securities representing an aggregate offering price of not less than the lesser of $10,000,000 or the value of the Shareholder Parties’ aggregate beneficial ownership of the Company at the time of such Demand Notice (the “Minimum Amount”). In addition to the other restrictions and limitations set forth herein, the Shareholder Parties shall not be entitled to make a Demand Notice in respect of, and the Company shall not be required to effect, more than three (3) Long-Form Demand Registrations in total under this Agreement. The Shareholder Parties shall have unlimited Short-Form Demand Registrations, subject to the other restrictions and limitations set forth herein. A Long-Form Demand Registration shall not be deemed to have been effected and shall not count as a one of the three Long-Form Demand Registrations available for the Shareholder Parties (i) unless and until the Registration Statement filed in connection therewith is declared effective and has remained effective for a period of at least one hundred fifty (180) days (or such shorter period in which all Registrable Securities included in such Long-Form Demand Registration have been sold thereunder), (ii) if, at any time prior to the effective date of the Registration Statement relating to a Long-Form Demand Registration, the Shareholder Party revokes such Demand Registration request by providing written notice thereof to the Company, provided that such revoked Long-Form Demand Registration shall nonetheless count as having been submitted and effected unless such Shareholder Party pays all Registration Expenses in connection with such revoked Long-Form Demand Registration within thirty (30) days of written request therefor by the Company, (iii) if the conditions to closing specified in the purchase agreement or underwriting agreement entered into in connection with such Long-Form Demand Registration involving an Underwritten Offering are not satisfied, or (iv) if the relevant offering is subject to a stop order, injunction, or similar order or requirement of the SEC during such period. If the Shareholder Parties intend to distribute the Registrable Securities covered by a Demand Notice by means of an Underwritten Offering, they shall so advise the Company as a part of their Demand Notice and shall have the right to select the investment banker(s) and manager(s) to administer such Underwritten Offering, subject to the Company’s approval which shall not be unreasonably withheld or delayed.

SECTION 3.3 Certain Restrictions; Suspension of Registration Rights.

(a) The Company shall not be required to effect (i) any Long Form Demand Registration more than once in any twelve (12) month period, or (ii) any Demand Registration (x) within one hundred eighty (180) days after the effective date of a previous Demand Registration, or (y) to the extent such Demand Registration would result in a material breach of a contractual obligation to which the Company is subject pursuant to any underwriters’ lock-up agreement in the context of any prior underwritten offering.

(b) Notwithstanding anything to the contrary herein, if the Company shall at any time furnish to the Shareholder a certificate signed by any of its authorized officers (a “Suspension Notice”) stating that in the good faith judgment of the Company Board the filing or use of a Registration Statement would or would be reasonably expected to be materially adverse to the Company or that the Company or any of its Subsidiaries has pending or in process a transaction, the disclosure of which, in the good faith judgment of the Company Board, would or would be reasonably expected to be materially adverse to the Company or to any proposal or plan of the Company of any of its Subsidiaries to effect a merger, acquisition, disposition, financing, reorganization, recapitalization or other transaction, in each case that is material to the

Company, then the right of the Shareholder Parties to require the Company to file any Registration Statement or, after the filing thereof, use any Registration Statement (and the prospectus relating thereto) for purposes of effecting offers or sales of Registrable Securities pursuant thereto shall be suspended for a period (a “Black Out Period”) of not more than 90 days in any 360 consecutive-day period.

(c) During any Black Out Period, no Shareholder Party shall offer or sell any Registrable Securities pursuant to or in reliance upon any Registration Statement (or the prospectus relating thereto) filed by the Company. Notwithstanding the foregoing, if the public announcement of such material, nonpublic information is made during a Black Out Period, then the Black Out Period shall terminate without any further action of the parties and the Company shall promptly notify the Shareholder Parties of such termination. Except in connection with any notice required to be provided hereunder or in connection with any reasonable response to unsolicited written or oral requests from a Shareholder Party or its representatives and affiliates for information, the Company shall use its reasonable best efforts to refrain from providing any Shareholder Party with any material, non-public information without such Shareholder Party’s prior written consent.

SECTION 3.4 Incidental Registration Rights. If the Company at any time proposes to offer Covered Securities in a registered Company Offering for its own account, each such time it will promptly give written notice to the Shareholder Parties of its intention so to do, and, should Shareholder Parties take all actions requested of them in a timely fashion, the Company will cause to be included in the securities to be covered by the Registration Statement proposed to be filed in connection with the registered Company Offering the Registrable Securities that are included in a written request of any Shareholder Party received by the Company within a timeframe specified by the Company (which shall be reasonable based on the nature and circumstances of the Company Offering). If such registered Company Offering involves an underwriting, the Company shall so advise the Shareholder Parties as a part of the written notice given pursuant to this Section 3.4 and the right of any Shareholder Party to registration pursuant to this Section 3.4 shall be conditioned upon such Shareholder Party’s participation in such underwriting. In such event, if any Shareholder Party proposes to distribute any or all of its Registrable Securities, it shall (together with the Company and any other Shareholder Parties so participating) enter into an underwriting agreement in the form approved by the Company with the underwriter or underwriters selected for underwriting by the Company. Notwithstanding any other provision of this Section 3.4, if there is an Underwriter Cutback, such limitation will be imposed first pro rata with respect to all securities whose holders have a contractual, incidental right to include such securities in the Registration Statement (other than the Shareholder Parties who shall be cut back pro rata only after such holders but before the Company) and as to which inclusion has been requested pursuant to such right. Subject to the foregoing, the Company shall be obligated to include in such Registration Statement only such limited portion of Registrable Securities with respect to which any Shareholder Party has requested inclusion hereunder. Notwithstanding the foregoing provisions, the Company may withdraw any Registration Statement referred to in this Section 3.4 without thereby incurring any liability to any Shareholder Party. If any Shareholder Party disapproves of the terms of any such underwriting, it may elect to withdraw therefrom by written notice to the Company and the underwriter or in such other manner as may be required by any underwriting agreement to which the Investor becomes a party in connection with such underwriting. Any

Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration and the Company Offering, and the Registration Statement applicable to such registration shall not be available for use by such Investor in respect of such withdrawn Registrable Securities.

ARTICLE IV

REGISTRATION PROCEDURES

SECTION 4.1 Registration Procedures. If and whenever the Company is required to effect or cause the registration of any Registrable Securities under the Securities Act pursuant to a Demand Registration under this Agreement:

(a) Until such time as there are no Registrable Securities held by any Shareholder Party, the Company will use its commercially reasonable efforts to cause the Registration Statement applicable to such Registrable Securities to become effective and, subject to Section 3.3 hereof, the Company will prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus or prospectus supplement used in connection therewith as may be necessary (i) in the case of a Shelf Registration, to keep such Shelf Registration continuously effective and usable for resale of the Registrable Securities for a period from the date of its initial effectiveness until such time as there are no such Registrable Securities remaining (including by refiling the Shelf Registration (or a new Shelf Registration) if the initial Shelf Registration expires), (ii) in the case of any other Registration Statement, to keep such Registration Statement effective and usable for resale of all such Registrable Securities intended to be sold pursuant thereto, and (iii) to comply with the provisions of the Securities Act with respect to the disposition of the Registrable Securities covered by such Registration Statement. The Company shall use its commercially reasonable efforts to cause any amendment to any Registration Statement to be declared effective by the SEC as soon as reasonably practicable following the filing thereof with the SEC. In the event that the Company is a well-known seasoned issuer (as defined under Rule 405 of the Act) at the time of the filing of the Shelf Registration with the SEC, such Shelf Registration shall be designated by the Company as an automatic Shelf Registration.

(b) Not less than five (5) Business Days prior to the filing of each Registration Statement and not less than one (1) Business Day prior to the filing of any related prospectus or any amendment or supplement thereto (including any document that would be incorporated or deemed to be incorporated therein by reference), the Company shall, upon request of any Shareholder Party (but not if such Shareholder Party does not so request) furnish to such Shareholder Party drafts of all such documents proposed to be filed. Such Shareholder Party shall have the right to request that the Company modify any information contained in such Registration Statement, prospectus, amendment or supplement thereto and the Company shall not file such Registration Statement, prospectus, amendment or supplement thereto until it has taken such steps as it deems appropriate to address the Shareholder Party’s concerns.

(c) The Company will furnish to each Shareholder Party such number of copies of the applicable Registration Statement and each such amendment and supplement thereto (including in each case all exhibits) and of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as such Shareholder Party may reasonably request in order to facilitate the disposition of Registrable Securities owned or to be distributed by such Shareholder Party.

(d) The Company shall use its commercially reasonable efforts to register and qualify the Registrable Securities under such other securities or “blue sky” laws of such jurisdictions within the United States as shall be reasonably requested by the Shareholder Parties, to keep such registration or qualification in effect for so long as such Registrable Securities remain outstanding (in light of the Shareholder Parties intended plan of disposition), and to take any other action which may be reasonably necessary to enable the Shareholder Parties to consummate the disposition in such jurisdictions within the United States of the Registrable Securities; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions or subject itself to taxation in any such states or jurisdictions.

(e) After the filing of any Registration Statement, the Company will promptly notify the Shareholder Parties of any stop order issued or threatened by the SEC and shall use its commercially reasonable efforts to prevent the entry of such stop order or to remove it if entered.

(f) The Company shall use its commercially reasonable efforts to cause the Shares of Common Stock issued upon exercise of the Warrants or upon conversion of the shares of Preferred Stock to be listed on a securities exchange on which the Common Stock is then listed and comply in all material respects with the Company’s reporting, filing and other obligations under the regulations of any such other securities exchanges on which the Common Stock is then listed. The Company will not take any action which would be reasonably expected to result in the delisting or suspension of trading of the Common Stock, including the Shares of Common Stock issued upon exercise of the Warrants or upon conversion of the shares of Preferred Stock, on a national securities exchange.

(g) The Company shall promptly notify the Shareholder Parties:

(i) of the existence of any fact of which the Company is aware or the occurrence of an event or the passage of time that makes the financial statements included in a Registration Statement ineligible for inclusion therein or any statement made in a Registration Statement or related prospectus untrue in any material respect or that otherwise requires the preparation of a supplement or amendment thereto so that, as thereafter amended or supplemented, such Registration Statement or related prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they are made, not misleading and promptly make available to the Shareholder Parties a reasonable number of copies of any such supplement or amendment; provided that any Suspension Notice shall satisfy the notice requirements hereunder;

(ii) when any Registration Statement filed pursuant to this Agreement or any amendment thereto (other than through the incorporation by reference therein of any report, statement or other document required to be filed pursuant to the Exchange Act and the rules and regulations thereunder) has been filed with the SEC and when such Registration Statement or any post-effective amendment thereto has become effective;

(iii) of any request by the SEC for amendments or supplements to any Registration Statement or the prospectus included therein; and

(iv) of the receipt by the Company or its legal counsel of any notification with respect to the suspension of the qualification of the Common Stock for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose or the issuance of any stop order suspending the effectiveness of any registration statement.

(h) The Company shall use commercially reasonable efforts to procure the cooperation of the Company’s transfer agent in settling any offering or sale of Registrable Securities, including with respect to the transfer of physical stock certificates into book-entry form in accordance with any procedures reasonably requested by any Shareholder Party.

(i) In connection with an Underwritten Offering, the Company shall:

(i) enter into such customary agreements, including a customary underwriting agreement, in each case in form and substance reasonably satisfactory to the Company, which may include indemnification provisions in favor of underwriters and other Persons in addition to, or in substitution for the provisions of Section 4.4 hereof, and take such other actions as the Shareholder Parties or the underwriters may reasonably request in order to expedite or facilitate the disposition of such Registrable Securities;

(ii) use its reasonable best efforts to obtain one or more comfort letters, dated such date or dates as are customary for the Company in the context of an underwritten Company Offering, addressed to any underwriters of the Underwritten Offering, signed by the Company’s independent public accountants, in form and covering such matters of the type customarily covered by comfort letters, as the lead underwriters may reasonably request;

(iii) make available for inspection by the Shareholder Parties, by any underwriter participating in any disposition to be effected pursuant to an Underwritten Offering and by any attorney, accountant or other agent retained by the Shareholder Parties or any such underwriter, all pertinent financial and other records, pertinent corporate documents and properties of the Company, and cause all of the Company’s officers, directors and employees to supply all information reasonably requested by a Shareholder Party or any such underwriter, attorney, accountant or agent in connection with such Underwritten Offering;

(iv) if requested by the managing underwriter or agent or the Shareholder Parties, promptly incorporate in a prospectus supplement or post-effective amendment such information as the managing underwriter or agent or Shareholder Parties reasonably requests to be included therein, including, with respect to the number of Registrable Securities being sold by the Shareholder Parties to such underwriter or agent, the purchase price being paid therefor by such underwriter or agent and with respect to any other terms of the underwritten offering and make all required filings of such prospectus supplement or post-effective amendment as soon as reasonably practicable after being notified of the matters incorporated in such prospectus supplement or post-effective amendment;

(v) use its reasonable best efforts to obtain for delivery to the underwriter or agent an opinion or opinions from counsel for the Company in customary form; and

(vi) use its commercially reasonable efforts (taking into account the interests of the Company) to make available the appropriate officers of the Company to participate with the Shareholder Parties and any underwriters in any customary “road shows” or other selling efforts that may be reasonably requested by the Shareholder Parties, on the one hand, or managing underwriters, on the other hand, in connection with an Underwritten Offering.

(j) No Underwritten Offering pursuant to any Demand Notice shall be for less than the Minimum Amount.

(k) The Company shall not be required to effectuate more than three Underwritten Offerings, provided that no Underwritten Offering shall be counted (i) unless and until the Registration Statement filed in connection therewith is declared effective and the Registrable Securities registered thereunder have been sold (other than any such Registrable Securities excluded from such Underwritten Offering as a result of a determination by the underwriter that marketing factors required a limitation on the number of shares to be underwritten in such offering (an “Underwriter Cutback”)), provided, that if the Registrable Securities registered thereunder have not been sold solely due to the actions of the Shareholder Party holding such Registrable Securities such Underwritten Offering shall count for purposes of this Section 4.1(k) unless such Shareholder Party pays all Registration Expenses in connection with such Underwritten Offering, (ii) if, at any time prior to the effective date of the Registration Statement filed in connection therewith, the Shareholder Party revokes the Demand Registration request relating thereto by providing written notice thereof to the Company, provided that such revoked Demand Registration and Underwritten Offering shall nonetheless count as having been effected unless such Shareholder Party pays all Registration Expenses in connection with such revoked Demand Registration within thirty (30) days of written request therefor by the Company, (iii) if the conditions to closing specified in the purchase agreement or underwriting agreement entered into in connection with such Underwritten Offering are not satisfied, or (iv) if the relevant offering is subject to a stop order, injunction, or similar order or requirement of the SEC during such period.

SECTION 4.2 Information Supplied. The Company may require any Shareholder Party to furnish the Company with, and such Shareholder Party shall promptly furnish, such information regarding the Shareholder Party and pertinent to the disclosure requirements reasonably relating to the registration and the distribution of the Registrable Securities as the Company may from time to time reasonably request in writing.

SECTION 4.3 Restrictions on Disposition. Subject to Section 3.3(b), each Shareholder Party agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 4.1(g), such Shareholder Party will forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Shareholder Party’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 4.1(g), and, if so directed by the Company, such Shareholder Party will deliver to the Company all copies, other than permanent file copies then in such Shareholder Party’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice;

SECTION 4.4 Indemnification.

(a) In the event of any registration of any Registrable Securities under the Securities Act pursuant to Articles III or IV of this Agreement, the Company shall, and it hereby does, indemnify and hold harmless, to the extent permitted by law, each Shareholder Party who is the seller of any Registrable Securities covered by such registration statement, each Affiliate of such seller and their respective directors, officers, employees, and stockholders or members or partners (and any director, officer, Affiliate, employee, stockholder and controlling Person of any of the foregoing), each Person who participates as an underwriter in the offering or sale of such securities and each other Person, if any, who controls such underwriter (within the meaning of the Securities Act) (collectively, the “Indemnified Parties”), against any and all losses, claims, damages or liabilities, joint or several, actions or proceedings (whether commenced or threatened) in respect thereof (“Claims”) and expenses (including reasonable attorney’s fees and reasonable expenses of investigation) to which such Indemnified Party may become subject under the Securities Act, common law or otherwise, insofar as such Claims or expenses arise out of, relate to or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such securities were registered under the Securities Act, any final or summary prospectus contained therein, or any amendment or supplement thereto, or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading; provided, that the Company shall not be liable to any Indemnified Party in any such case insofar as any such Claim or expense arises out of, relates to or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement or amendment or supplement thereto or in any such preliminary, final or summary prospectus in reliance upon and in conformity with written information furnished to the Company by or on behalf of such seller specifically for use in the preparation thereof; and, provided, further, that the Company will not be liable to any Indemnified Party (and the foregoing indemnity with respect to any untrue statement contained in or omitted from a registration statement or the prospectus shall not inure to the benefit of such Indemnified Party) to the extent it is finally judicially determined that such Indemnified Party prevented through action or inaction the delivery of a prospectus which had been amended or supplemented to correct such untrue statement or omission of a material fact which is the basis of a Claim. The Company’s obligation to indemnify for Claims and expenses hereunder is irrespective of whether the Indemnified Party has itself paid such Claims or expenses.

(b) As a condition to including any Registrable Securities in any registration statement filed in accordance with Section 3.2 or Section 3.4 herein, the Company shall have received a customary agreement from the prospective seller of such Registrable Securities (including each Shareholder Party who is such a seller) and, if applicable, from any underwriter involved in any Underwritten Offering, to indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 4.4(a)) the Company and all other prospective sellers (other than the Shareholder Parties) and, if applicable, any underwriter, with respect to any untrue statement or alleged untrue statement in or omission or alleged omission from such registration statement, any preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto, if such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by or on behalf of such seller or underwriter specifically for use in the preparation of such registration statement, preliminary, final or summary prospectus or amendment or supplement, or a document incorporated by reference into any of the foregoing. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any of the prospective sellers, or any of their respective Affiliates, directors, officers or controlling Persons and shall survive the transfer of securities by any seller. In no event shall the liability of any selling holder of Registrable Securities hereunder be greater in amount than the dollar amount of the proceeds received by such holder upon the sale of the Registrable Securities giving rise to such indemnification obligation.

(c) Each indemnified party hereunder shall give prompt written notice to the indemnifying party of any Claim commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify the indemnifying party shall not relieve such indemnifying party from any liability which it may have under the indemnity provided in this Section 4.4, unless and to the extent the indemnifying party shall have been actually and materially prejudiced by the failure of such indemnified party to so notify the indemnifying party. Such notice shall describe in reasonable detail such Claim. In case any Claim is brought against an indemnified party, the indemnified party shall be entitled to hire, at its own expense, separate counsel and participate in the defense thereof. If the indemnifying party so elects within a reasonable time after receipt of notice, the indemnifying party may assume the defense of the Claim at the indemnifying party’s own expense with counsel chosen by the indemnifying party and approved by the indemnified party, which approval shall not be unreasonably withheld, and the indemnified party may participate in such defense at its own expense; provided, however, that the indemnifying party will not settle or compromise any Claim, or consent to the entry of any judgment with respect to any such pending or threatened Claim, without the written consent of the indemnified party unless such settlement, compromise or consent secures the unconditional release of the indemnified party from all liabilities arising out of such Claim; provided, further, that if the defendants in any such Claim include both the indemnified party and the indemnifying party and the indemnified party reasonably determines, based upon advice of legal counsel, that such Claim involves a conflict of interest (other than one of a monetary nature) that would reasonably be expected to make it inappropriate for the same counsel to represent both the indemnifying party and the indemnified party, then the indemnifying party shall not be entitled to assume the defense of the indemnified party and the indemnified party shall be entitled to separate counsel at the indemnifying party’s expense, which counsel shall be chosen by the indemnified party and approved by the indemnifying party, which approval shall not be unreasonably withheld; and provided, further, that it is understood that the indemnifying party shall not be liable for the fees, charges and disbursements of more than one separate firm for the indemnified parties. If the indemnifying party assumes the defense of any Claim, all indemnified parties shall thereafter deliver to the indemnifying party copies of all notices and documents (including court papers) received by such indemnified parties relating to the Claim, and each indemnified party shall cooperate in the defense or prosecution of such Claim. Such cooperation shall include the retention and (upon the indemnifying party’s request) the provision to the indemnifying party of records and information that are reasonably available to the Indemnified Party and that are reasonably relevant to such Claim and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the indemnifying party is not entitled to assume the defense of such Claim as a result of the second proviso to the fourth sentence of this Section 4.4(c), the indemnifying party’s counsel shall be entitled to conduct the indemnifying party’s defense and counsel for the indemnified party shall be entitled to conduct the defense of the indemnified party, it being understood that both such counsel will cooperate with each other, to the extent feasible in light of the conflict of interest or different available legal defenses, to conduct the defense of such action or proceeding as efficiently as possible. If the indemnifying party is not so entitled to assume the defense of such action or does not assume the defense, after having received the notice referred to in the first sentence of this Section 4.4(c), the indemnifying party will pay the reasonable fees and expenses of counsel for the indemnified party; in that event, however, the indemnifying party will not be liable for any settlement of any Claim effected without the written consent of the indemnifying party, which may not be unreasonably withheld, delayed or conditioned. If the indemnifying party is entitled to assume, and assumes, the defense of an action or proceeding in accordance with this Section 4.4(c), the indemnifying party shall not be liable for any fees and expenses of counsel for the indemnified party incurred thereafter in connection with that action or proceeding except as set forth in the proviso in the fourth sentence of this Section 4.4(c). Unless and until a final judgment is rendered that an indemnified party is not entitled to the costs of defense under the provisions of this Section 4.4(c), the indemnifying party shall reimburse, promptly as they are incurred, the indemnified party’s costs of defense. The indemnifying party’s obligation to indemnify the indemnified parties for Claims hereunder is irrespective of whether the indemnified party has itself made payments in respect of such Claims.

(d) (i) If the indemnification provided for in this Section 4.4 from the indemnifying party is unavailable to an indemnified party hereunder in respect of any Claim or expenses referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Claim or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified party in connection with the actions which resulted in such Claim or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party under this Section 4.4(d) as a result of the Claim and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any action or proceeding.

(i) The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in Section 4.4(d)(i). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(e) Indemnification similar to that specified in this Section 4.4 (with appropriate modifications) shall be given by the Company and by each seller of Registrable Securities to the Company with respect to any required registration or other qualification of securities under any law or with any governmental authority other than as required by the Securities Act.

(f) The obligations of the parties under this Section 4.4 shall be in addition to any liability which any party may otherwise have to any other party.

SECTION 4.5 Holdback Agreement. If any Company Offering or any sale of securities in connection with a registration under Article III hereof shall be in connection with an underwritten public offering, each of the Company and each Shareholder Party agree and, if so requested by any underwriter in connection with such offering or sale, shall enter into a customary agreement with such underwriter agreeing, not to effect any sale or distribution, including, in the case of Shareholder Parties, any sale pursuant to Rule 144 under the Securities Act, of any such securities of the Company, or options or other rights convertible into, or exchangeable or exercisable for, such securities (other than as part of such underwritten public offering), within seven (7) days before, or one hundred and eighty (180) days (or such lesser period as the managing underwriters may permit) after, the effective date of any such Company Offering or registration pursuant to Article III or the closing of any sale of securities in connection with a registration under Section 3.2 (except as part of any such registration or sale) (such period, a “Holdback Period”); provided, that, notwithstanding the foregoing, with respect to any Company Offering, the Shareholder Parties shall have no obligation under this Section 4.5, and shall not be required to enter into any agreement with an underwriter pursuant to this Section 4.5, in each case that is more restrictive than the obligations imposed on and agreements required to be entered into by the directors and senior executive officers of the Company in connection with such Company Offering.

SECTION 4.6 No Inconsistent Agreement. The Company represents and warrants that it will not enter into, or cause or permit any of its Subsidiaries to enter into, any agreement which conflicts with or limits or prohibits the exercise of the rights granted to the holders of Registrable Securities in this Agreement.

SECTION 4.7 Registration Expenses. Except as otherwise expressly set forth in Article III and Article IV herein, the Company shall pay all Registration Expenses incident to the performance of or compliance with Article III and Article IV of this Agreement, whether or not any Registration Statement is filed or becomes effective or any Registrable Securities are sold pursuant hereto.

ARTICLE V

PARTICIPATION RIGHTS

SECTION 5.1 Participation Rights. For the purposes of this Section 5.1, “Excluded Securities” shall mean (i) shares of Equity Securities issued by the Company constituting any part of the consideration payable by the Company to effectuate any acquisitions or investments made by the Company (other than of securities of the Company or any non-wholly-owned Subsidiary of the Company or issuances to persons that were Affiliates of the Company at the time that the agreement with respect to such issuance was entered into) or (ii) the issuance of Equity Securities (including upon exercise of options) to directors, employees or consultants of the Company pursuant to a stock option plan, restricted stock plan or other similar plan approved by the Company Board, including the Company’s 2012 Long-Term Incentive Plan. Until the third (3rd) anniversary of the date hereof, if the Company proposes to issue Equity Securities of any kind, other than Excluded Securities, then, the Company shall:

(a) give written notice to the Shareholder (no less than twenty (20) Business Days prior to the closing of such issuance or if the Company reasonably expects such issuance to be completed in less than twenty (20) Business Days, such shorter period, which shall be as long as commercially practicable (and in any event no less than ten (10) Business Days), required for the Shareholder Parties to participate in such issuance) setting forth in reasonable detail (A) the designation and all of the terms and provisions of the securities proposed to be issued (the “Proposed Securities”), including, where applicable, the voting powers, preferences and relative participating, optional or other special rights, and the qualification, limitations or restrictions thereof and interest rate and maturity; (B) the price and other terms of the proposed sale of such securities; (C) the amount of such securities proposed to be issued; and (D) such other information as the Shareholder may reasonably request in order to evaluate the proposed issuance; and

(b) offer to issue and sell to the Shareholder Parties, on such terms as the Proposed Securities are issued and upon full payment by the Shareholder Parties, 50% of such Proposed Securities.

The Shareholder Parties must irrevocably exercise their purchase rights hereunder within ten (10) Business Days after receipt of such notice from the Company, or if the Company reasonably expects such issuance to be completed in less than twenty (20) Business Days, such shorter period, which shall be as long as practicable (and in any event no less than five (5) Business Days after receipt of notice from the Company), required for the Shareholder Parties to participate in such issuance. The portion of the Proposed Securities with respect to which the Shareholder Parties exercised their purchase rights referred to herein as the “Subscribed Securities” and the remaining securities referred to as the “Remaining Proposed Securities”. The closing of the exercise of such subscription right shall take place simultaneously with the closing of the sale of all or a portion of the Remaining Proposed Securities.

Upon the expiration of the offering period described above, the Company will be free during the ninety (90) days following such expiration to offer for sale or sell such Proposed Securities that the Shareholder Parties have not elected to purchase on terms and conditions no more favorable to the purchasers thereof than those offered to the Shareholder Parties in the notice delivered in accordance with Section 5.1(a). Any Proposed Securities offered for sale or sold by the Company after such 90-day period must be reoffered to the Shareholder Parties pursuant to this Section 5.1. For the avoidance of doubt, any securities which have been offered for sale in accordance with this Section 5.1(b) need not be reoffered to the Shareholder Parties notwithstanding that the closing or consummation of the sale of such securities may occur following the 90-day period referenced above, provided such sale of securities was not subject to closing conditions other than customary closing conditions.

The election by any Shareholder Parties not to exercise its participation rights under this Section 5.1 in any one instance shall not affect their right as to any subsequent proposed issuance, subject to the limitations set forth in Section 5.2, and any sale of such securities by the Company without first adhering to the obligations of the Company set forth in this Section 5.1 (subject to the limitations set forth in Section 5.2) shall be void and of no force and effect.

Except pursuant to the exercise of any Warrants, the conversion of shares of Preferred Stock, or the exercise of rights pursuant to this Section 5.1, no Shareholder Party or any of its Affiliates shall acquire, agree or seek to acquire, beneficially or otherwise of any Equity Securities of the Company or any of its Subsidiaries without the Company’s prior written consent; provided, that the foregoing limitation shall not apply if (x) the Company publicly announces that it has initiated a process to sell the Company or enters into a definitive agreement with respect to, or publicly announces that it plans to enter into, a transaction involving all or a controlling portion of the Company’s Equity Securities or all or substantially all of the Company’s assets (provided, that, a sale or transfer (including by commutation) of all or a portion of the equity or assets of WM Mortgage Reinsurance Company, Inc. shall not be counted for such purposes, in each case whether by merger, consolidation, business combination, tender or exchange offer, recapitalization, restructuring, sale, equity issuance or otherwise), (y) at any time after December 31, 2016 (and without limiting Section 6.1 hereof) the Articles is amended to remove the prohibition on any increase in the Percentage Stock Ownership of any Substantial Holder without the prior written consent of the Company Board or to remove the restrictions on Transfer (as such term is defined in the Articles) which would otherwise apply to such acquisition such that no restriction on such Transfer set forth in the Articles is applicable, or (z) at any time after December 31, 2016 (and without limiting Section 6.1 hereof) any such consent is not required pursuant to the Articles because such acquisition is not a Prohibited Transfer (as such term is defined in the Articles) (provided that such Shareholder Party complies with the terms and conditions set forth in Section 6.1 hereto, as limited by Section 6.2).

SECTION 5.2 Limitations on Participation Rights. The participation rights set forth in Section 5.1 shall be limited by the foregoing:

(a) The Shareholder Parties shall not be permitted to exercise the participation rights set forth in Section 5.1 to the extent that the aggregate gross amount of Proposed Securities offered and sold by the Company from and after the date of the Investment Agreement (including the aggregate amount paid by Shareholder Parties for Equity Securities pursuant to such participation rights) exceeds $1 billion.

(b) The Shareholder Parties shall not be permitted to exercise the participation rights set forth in Section 5.1, without the prior written consent of the Company, to the extent that, after giving effect to any issuances of Equity Securities (on a pro forma basis after taking into account any issuances of Equity Securities related to any acquisitions or investments by the Company), the Percentage Stock Ownership of the Equity Securities of the Company by the Shareholder Parties would exceed 42.5%.

(c) Notwithstanding the approvals set forth in the Investment Agreement (including as set forth in Sections 3.2(b), 3.5 and 3.17 thereof) of issuances in respect of the Shareholder Parties, the Company Board shall be permitted to confirm that any exercise which would otherwise be subject to the consent requirements set forth in Section 2(b) of Article VI of the Articles by the Shareholder Parties of the participation rights set forth in Section 5.1 (taking into account the rights of the Shareholder Parties and Management Holdings pursuant to the full exercise of the Warrants and the full conversion of the Preferred Stock and, on a pro forma basis, for any committed issuances of Equity Securities related to any acquisitions or investments by the Company that are binding as of the day the Shareholder Parties exercise such participation rights) would not result in the loss of all or substantially all of the benefit of the Company’s Tax Benefits (as such term is defined in the Articles); provided, however, that in making such determination the Company shall take into account any exception available to it (including with respect to the exercise of the Warrants) pursuant to Section 382 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations issued thereunder (including the cash issuance exception) as applicable with respect to any contemplated transaction(s). For these purposes, it is agreed that as part of such confirmation, the Company Board may require any Shareholder Party to provide the Company Board with certain information, including whether or not, to the Knowledge of such Shareholder Party, all of the direct or indirect owners of such Shareholder Party, if treated as a first-tier entity within the meaning of Treasury Regulations Section 1.382-2T(f)(9), are aggregated into a single “public group” within the meaning of Treasury Regulations Section 1.382-2T(j)(1). Solely to the extent the Company Board determines in good faith that the proposed participation would result in the loss of all or substantially all of the Company’s Tax Benefits, may the Company Board rescind its approval to any such exercise of the Shareholder Parties’ participation rights as set forth in Section 5.1. The Company Board’s rescinding of its approval for any such exercise will not automatically apply to any future exercise of the Shareholder Parties’ participation rights.

ARTICLE VI

CERTAIN COVENANTS

SECTION 6.1 Restrictions on Shareholder. Until December 31, 2016, unless specifically requested in writing by the Company Board or by a resolution of the Company Board, the Shareholder Parties shall not, and shall cause each of their respective Controlled

Affiliates not to (i) request the call of a special meeting of the shareholders of the Company; seek to make, or make, a shareholder proposal at any meeting of the shareholders of the Company; seek the removal of any Director from the Company Board; or make any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) or solicit any written consents of shareholders with respect to any matter; (ii) form or join or participate in a “partnership, limited partnership, syndicate or other group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to any voting securities of the Company; (iii) make or issue, or cause to be made or issued, any public disclosure, statement or announcement (including filing reports with the SEC) (X) in support of any solicitation described in clause (i) above, or (Y) negatively commenting upon the Company; (iv) except pursuant to the exercise of any Warrant, the conversion of the Preferred Stock, or the exercise of rights pursuant to Section 5.1, acquire, agree or seek to acquire, beneficially or otherwise, any Voting Securities of the Company (other than securities issued pursuant to a plan established by the Company Board for Directors, a stock split, stock dividend, distribution, spin-off, combination, reclassification or recapitalization of the Company and its Common Stock or other similar corporate action initiated by the Company); (v) enter into any discussions, negotiations, agreements or undertakings with any person with respect to the foregoing or advise, assist, encourage or seek to persuade others to take any action with respect to the foregoing, except pursuant to mandates granted by the Company to raise capital by the Company to KKR Capital Markets LLC and its Affiliates; or (vi) short any of the Common Stock or acquire any derivative or hedging instrument or contract relating to the Common Stock; provided, however, that notwithstanding the foregoing restrictions, each Shareholder Party shall be entitled to make any disclosure required by securities or similar disclosure laws, as advised in writing by outside counsel reasonably familiar with such matters. Notwithstanding the foregoing, in the event that any shareholder or group of shareholders other than a Shareholder Party calls a shareholder meeting or seeks to nominate a Director to the Company Board, then the limitations set forth in this Section 6.1 shall not restrict the Shareholder from itself nominating or calling a shareholder meeting in order to nominate Directors as an alternative to the nominees nominated by such shareholder or group, provided that the Shareholder shall not nominate or propose a number of Directors to the Company Board that is greater than the number of Directors nominated or proposed by such shareholder or group. The limitations set forth in this Section 6.1 shall not apply to tendering or exchanging any securities of the Company in any tender offer or exchange offer initiated by any unaffiliated third party and shall in no way limit any Shareholder Party’s ability to exercise any of the Warrants, convert any of the Preferred Stock, or exercise any rights set forth in Section 5.1 hereunder. Nothing in this Agreement, including this Section 6.1, will prohibit, limit, condition or delay each Investor’s ability (i) to vote (including by proxy) or consent with respect to any matter properly brought before shareholders of the Company for a vote or consent without violation of this Section 6.1, or (ii) to tender or exchange its shares; provided, that, the Shareholder shall not be required to take any such action as a result of the request of the Company or a resolution of the Company Board, but, if so requested, prior to receipt of written notice from the Company to the contrary, the Shareholder may continue to take such actions that are reasonably related to the matters addressed in, reasonably in furtherance of, and not in conflict with, such request or resolution and, if available, the publicly stated position of the Company with respect to the matters addressed therein.

SECTION 6.2 Termination of Restrictions on Shareholder. The restrictions set forth in Section 6.1 shall terminate and be of no further force and effect prior to December 31, 2016: (a) if the Company initiates a process to sell the Company or enters into a definitive agreement with respect to, or publicly announces that it plans to enter into, a transaction involving all or a controlling portion of the Company’s Equity Securities or all or substantially all of the Company’s assets (provided, that, a sale or transfer (including by commutation) of all or a portion of the equity or assets of WM Mortgage Reinsurance Company, Inc. shall not be counted for purposes of this Section 6.2), in each case whether by merger, consolidation, business combination, tender or exchange offer, recapitalization, restructuring, sale, equity issuance or otherwise, or (b) with respect solely to the Shareholder’s board designation rights set forth in Section 7.1 hereto and the taking of related actions, if there has been a breach by the Company of the provisions of Section 7.1 hereto.

SECTION 6.3 Certain Restrictions on the Company. As long as the Shareholder Parties, in the aggregate, own either the Requisite Preferred Amount or the Requisite Common Amount, then:

(a) the Company Board shall not, without the Shareholder’s prior written consent, provide its approval for a request submitted pursuant to Section 2(b) of Article VI of the Articles by a Person to approve a proposed Transfer (for the avoidance of doubt, excluding any Transfer related to any consideration payable to the seller of a target in connection with a Permitted Acquisition (as such term is defined in the Note Purchase Agreement)); provided that the Shareholder’s consent with respect to the Company Board’s approval of any Transfer related to a financing in connection with a Permitted Acquisition (except for a Transfer related to any consideration payable to the seller of a target in connection with a Permitted Acquisition, for which the Shareholder shall not have a consent right) shall not be unreasonably withheld, delayed or conditioned and withholding such consent will be deemed unreasonable to the extent that any Transfer related to such a financing could not reasonably be likely to affect the Shareholder Parties’ participation rights set forth in Section 5.1. As used in this Section 6.3(a), “Transfer” and “Person” shall have the meanings given to such terms in the Articles. For the avoidance of doubt, references to Person in this Section 6.3(a) do not include “public groups” defined in Treasury Regulations Section 1.382-2T(f)(13);

(b) the Company will not issue any Equity Securities if such issuance would result in the loss of all or substantially all of the benefit of the Company’s Tax Benefits (as defined in the Articles) taking into account the rights of the Shareholder Parties and Management Holdings under the Preferred Stock and the Warrants (assuming the full exercise of the Warrants for cash). For purpose of this determination, the Company may rely on any advice given to the Company by a nationally recognized tax counsel;

(c) The Board shall not permit or approve any amendments to the provisions in the Articles respecting transferability of stock or limitations on ownership without the Shareholder’s prior written consent.

SECTION 6.4 Capital Markets Assistance. To the extent the Company is undertaking or proposes to undertake any capital markets issuances, the Company shall engage KKR Capital Markets LLC to assist the Company with any such capital markets issuances on customary commercial terms reasonably acceptable to the Company.

SECTION 6.5 Information Rights.

(a) Rule 144 Information. For as long as the Shareholder Parties beneficially own any shares of Preferred Stock or Common Stock or any of the Warrants, the Company agrees to use its reasonable best efforts to:

(i) make and keep public information available, as those terms are understood and defined in Rule 144(c)(1) under the Securities Act or any similar or analogous rule promulgated under the Securities Act;

(ii) file with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and

(iii) furnish to the Shareholder Parties forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 under the Securities Act; a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as the Shareholder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration;

and to use commercially reasonable efforts not terminate its status as an issuer required to file reports under the Exchange Act (even if the Exchange Act or the rules and regulations thereunder would permit such termination).

(b) For as long as the Shareholder Parties beneficially own any shares of Preferred Stock or Common Stock or any of the Warrants, the Company shall provide the Shareholder with unaudited monthly (as soon as available) manager financial statements, unaudited quarterly (as soon as available) financial statements, and annual (as soon as available) financial statements prepared by or for the Company and audited (by the Company’s current auditor or by a nationally recognized accounting firm), which statements shall include the consolidated balance sheets of the Company and its Subsidiaries and the related consolidated statements of income, shareholders’ equity and cash flows. Additionally, the Company shall permit the Shareholder or any authorized representatives designated by the Shareholder reasonable access to visit and inspect any of the properties of the Company or any of its Subsidiaries, including its and their books of account and other records, and to discuss its and their affairs, finances and accounts with its and their officers, all at such times as the Shareholder may reasonably request; provided, however, that the Company shall not be obligated pursuant to this paragraph to provide access to any information to the extent that it reasonably and in good faith, after receiving the advice of Company counsel, determines that such exclusion is necessary in order to preserve the Company’s attorney-client privilege (provided that, in such case, the parties will cooperate to establish appropriate substitute arrangements to the extent practicable and continue to preserve such Company’s attorney-client privilege).

(c) For as long as the Shareholder Parties have the right to appoint a Director pursuant to Section 7.1, the Company shall provide to the Shareholder all information that is provided to the Company Board at substantially the same time at which such information is first made available to the Company Board.

SECTION 6.6 Forfeitable Warrants. Upon the occurrence of a Triggering Event, Purchaser shall automatically forfeit a percentage of the Warrants equal to (X) 50%, multiplied by (Y) the Unfunded Commitment Amount, shared equally among the Tranche A Warrants and Tranche B Warrants (the total amount of such Tranche A Warrants subject to forfeiture at any time of determination, the “Tranche A Forfeitable Warrants”, the total amount of such Tranche B Warrants subject to forfeiture at any time of determination, the “Tranche B Forfeitable Warrants” and the Tranche A Forfeitable Warrants and Tranche B Warrants subject to forfeiture at any time of determination collectively, the “Forfeitable Warrants”).

ARTICLE VII

BOARD REPRESENTATION RIGHTS

SECTION 7.1 Director Appointment Right. For so long as the Shareholder Parties, in the aggregate, own the Requisite Preferred Amount, the Shareholder shall have the right to appoint one (1) of seven (7) Directors to the Company Board. The Shareholder Parties shall provide the Company such information about the individual so appointed as the Company may reasonably request, including customary questionnaires duly completed and executed by such individual. Except as provided in the Articles on the date hereof or as required by Law, all decisions by the Company Board will require the approval of a majority of the entire Company Board. For so long as the Shareholder Parties, in the aggregate, own the Requisite Preferred Amount, to the extent the Company Board amends the Articles or the Bylaws of the Company or passes any other resolution in each case having the effect of increasing the size of the Company Board to greater than seven (7) Directors without the consent of the Shareholder, then from such time as such change in the size of the Company Board becomes effective, the Shareholder shall have the right to appoint two (2) Directors in total. For so long as the Shareholder Parties have the right to nominate Directors pursuant to this Section 7.1, the Company shall take all actions necessary and appropriate, to the extent reasonably practicable, to cause the persons designated by the Shareholder in accordance with this Agreement to become and remain a member of the Company Board effective at such time as the Shareholder may elect, including by (i) causing the Company Board to have sufficient vacancies to permit such persons to be added as members of the Company Board, provided, however, that in the event that the Company does not have the right to create such sufficient vacancies by action of the Company Board without a vote of the Company’s shareholders, the creation of such vacancies shall be effected as soon as practicable and subject to any required shareholder approvals, (ii) nominating such persons for election to the Company Board, and (iii) recommending that the Company’s shareholders vote in favor of the persons nominated by the Shareholder in all subsequent shareholder meetings. In the event of the death, disability, resignation or removal of any person designated by the Shareholder as a Director, subject to the continuing satisfaction of the applicable threshold set forth in this Section 7.1, as applicable, the Shareholder may designate a person to replace such person and the Company shall cause such newly designated person to fill such resulting vacancy. So long as any person designated by the Shareholder Parties to serve as a member of the Company Board is eligible to be so designated in accordance with this Section 7.1, the Company shall not take any action to remove such person as such a Director without the prior written consent of the

Shareholder, except in the event of any removal of a director for cause. Each of the Shareholder’s nominees to the Company Board shall be entitled to serve on, and the Company Board shall appoint such nominee to, any committee or committees of the Company Board upon which such nominee may wish to serve, subject, solely with respect to a committee appointment, to such individual satisfying qualification and independence rules and regulations of an applicable stock exchange or the SEC (which rules and regulations have been adopted by the Company) as in effect at the time of determination with respect to any such committees. Further, each of the Shareholder’s nominees to the Company Board shall be entitled to receive compensation consistent with the compensation received by other members of the Company Board, including any fees and equity awards, and reimbursement for reasonable out-of-pocket expenses incurred in attending meetings of the Company Board and its committees.

SECTION 7.2 Corporate Opportunities. (a) No Shareholder Party, no stockholder, member, manager, partner or Affiliate of any Shareholder or their respective officers, directors, employees or agents, and no Director appointed by the Shareholder pursuant to Section 7.1 (any of the foregoing, a “Shareholder Group Member”) shall have any duty to communicate or present an investment or business opportunity or prospective economic advantage to the Company or any of its Subsidiaries in which the Company or one of its Subsidiaries may, but for the provisions of this Section 7.2, have an interest or expectancy (“Corporate Opportunity”), and (b) no Shareholder Party nor any Shareholder Group Member (even if such Person is also an officer or director of the Company or any of its Subsidiaries) will be deemed to have breached any fiduciary or other duty or obligation to the Company or any of its Subsidiaries by reason of the fact that any such Person pursues or acquires a Corporate Opportunity for itself or its Affiliates or directs, sells, assigns or transfers such Corporate Opportunity to another Person or does not communicate information regarding such Corporate Opportunity to the Company. The Company, on behalf of itself and its Subsidiaries, renounces any interest in a Corporate Opportunity and any expectancy that a Corporate Opportunity will be offered to the Company or any of its Subsidiaries; provided, however, that the Company does not renounce any interest or expectancy it may have in any Corporate Opportunity that is offered to an officer of the Company, whether or not such individual is also a director or officer of a Shareholder Party, if such opportunity is expressly offered to such Person in his or her capacity as an officer of the Company, and the Shareholder Parties recognize that the Company reserves such rights.

SECTION 7.3 Confidentiality. Any Director appointed to the Company Board by the Shareholder shall agree that, during the term of such Director’s service as a Director on the Company Board, the Director will keep confidential all Information consistent with policies and practices of the Company Board, provided, that, such Director shall be permitted to disclose the Information to the Shareholder Parties and their respective Affiliates subject to a confidentiality agreement to be entered by the Shareholder Parties and any such Affiliates in the form attached hereto as Exhibit A.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.1 Governing Law; Venue. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of New York (except to the extent that mandatory provisions of Washington law are applicable). The parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the State of New York solely for the purposes of any suit, action or other proceeding between any of the parties hereto arising out of this Agreement or any transaction contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such New York state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.4 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 8.2 Termination. The provisions of Article III and Article IV of this Agreement shall terminate when all Shareholder Parties no longer hold any Registrable Securities, Preferred Stock or Warrants. The remaining provisions of this agreement shall terminate in accordance with their terms, or, if no such termination is provided for hereunder, shall survive until terminated by written agreement of each of the parties hereto. Nothing herein shall relieve any party from any liability for the breach of any provisions set forth in this Agreement.

SECTION 8.3 Entire Agreement; Amendments. This Agreement and the Transaction Agreements constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

SECTION 8.4 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by telecopy or facsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

If to the Shareholder to it at:

c/o Kohlberg Kravis Roberts & Co. L.P.

9 West 57th Street

Suite 4200

New York, New York 10019

Attn: David Sorkin

Fax: (212) 750-0003

with a copy to (which copy alone shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attn: Gary I. Horowitz, Esq.

Telephone: (212) 455-2000

Fax: (212) 455-2502

If to the Company:

WMI Holdings, Inc.

1201 Third Avenue, Suite 3000

Seattle, WA 98101

Attn: Chad Smith, Interim CEO and Secretary

Telephone: (206) 432-8731

Fax: (206) 432-8877

with a copy to (which copy alone shall not constitute notice):

Lane Powell PC

601 SW Second Avenue, Suite 2100

Portland, OR 97204-3158

Attn: A. Jeffrey Bird, Esq.

Telephone: (503) 778-2173

Fax: (503) 778-2200

and

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036

Attn: Kerry E. Berchem, Esq.

Telephone: (212) 871-1095

Fax: (212) 872-1002

SECTION 8.5 Specific Performance. The Company and the Shareholder acknowledge and agree that irreparable damage to the other party would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each party shall be entitled to an injunction, injunctions or other equitable relief, without the necessity of posting a bond, to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which the parties may be entitled by law or equity.

SECTION 8.6 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

SECTION 8.7 No Third Party Beneficiaries. Other than as set forth in Section 4.4, nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

SECTION 8.8 Successors, Assigns; Transferees. This Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns and transferees. Except as expressly provided herein, this Agreement and the rights and obligations of any party hereunder may not be assigned by any party hereunder (directly or indirectly, whether by operation of law or otherwise) without the prior written consent of the Company which may be granted or withheld in the Company’s sole discretion, in the case of any assignment by a Shareholder Party, or without the consent of the Shareholder, which may be granted or withheld in Shareholder’s sole discretion, in the case of any assignment by the Company, except that (i) Shareholder’s consent shall not be required in connection with any assignment or deemed assignment by the Company by operation of law, including in connection with sale of a majority of the equity interests or assets of the Company, and (ii) Shareholder may assign its rights and obligations under this Agreement (in whole or in part) without the Company’s consent to any Affiliate to whom the Investment Agreement has been assigned in accordance therewith and may assign its rights under this Agreement to any Affiliated Assignee to whom such Shareholder Party has Transferred any Shares or Warrants pursuant to the terms hereof; provided, that, as a condition to any such assignment, any such

Affiliated Assignee shall agree to be bound by and subject to the obligations attributable to the Shareholder in this Agreement, and shall execute an agreement or joinder agreeing to be bound by the provisions hereof as if it were the Shareholder hereunder. For avoidance of doubt, however, no such transfer and assignment shall act to duplicate any limited rights to which the Shareholder is otherwise entitled hereunder.

SECTION 8.9 Expenses. Except as otherwise expressly provided herein, each of the Company and the Shareholder shall bear its own respective expenses incurred on its behalf with respect to this Agreement.

SECTION 8.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument. This Agreement may be executed by facsimile signature(s).

SECTION 8.11 Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed the INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

WMI HOLDINGS CORP.

By:	/s/ Charles Edward Smith

Name:	Charles Edward Smith

Title:	Interim CEO & Secretary

[Signature Page to Investor Rights Agreement]

KKR FUND HOLDINGS L.P.

By: KKR Fund Holdings GP Limited, its general partner

By:	/s/ David J. Sorkin

Name:	David J. Sorkin

Title:	Director

[Signature Page to Investor Rights Agreement]

Exhibit A

[FORM OF] NONDISCLOSURE AGREEMENT

[FOR DIRECTOR OR BOARD OBSERVER USE]

This Nondisclosure Agreement (this “Agreement”) by and between WMI Holdings Corp., a Washington corporation (“WMI” or the “Company”), and [[Insert Director’s Name] (“Director”, and together with the Company, each a “Party” and collectively, the “Parties”)][[Insert Observer’s Name] (“Observer”, and together with the Company, each a “Party” and collectively, the “Parties”)], is dated as of [                    ], 2014.

1. General. In connection with [Director serving on the][Observer attending meetings of the] Board of Directors of the Company, [Director][Observer] acknowledges that he or she will receive, from time to time, certain “Confidential Material” (as defined in Section 2 below).

2. Definitions. The term “Confidential Material” means information concerning the Company or its personnel, board dynamics, business, financial condition, operations, assets or liabilities, whether disclosed orally or disclosed or accessed in written, electronic or other form or media, whether or not marked, designated or otherwise identified as “confidential.” The term Confidential Material does not include information which (i) is generally available to the public other than as a result of a disclosure by [Director][Observer] in breach of this Agreement, (ii) was within [Director’s][Observer’s] possession prior to its being furnished to [Director][Observer], provided that the source of such information was not known by [Director][Observer] to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company with respect to such information, or (iii) is or becomes available to [Director][Observer] on a non-confidential basis from a source other than the Company, provided that such source is not known by [Director][Observer] to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company with respect to such information. [Director][Observer] shall ensure that any of its representatives who receive Confidential Material fully understand the terms of this Agreement and [Director][Observer] shall take all commercially reasonable steps to protect the Confidential Material against disclosure, misappropriation, misuse, loss or theft in violation of this Agreement.

All Confidential Material is and shall remain the property of the Company. Upon request of the Company, the [Director][Observer] shall return or destroy, in the [Director’s][Observer’s] sole discretion, all Confidential Material in his or her possession and confirm the same to the Company in writing; provided, that the [Director][Observer] shall be permitted to retain Confidential Material to comply with applicable legal and/or regulatory requirements, and provided, further, that electronic records maintained in archival form are required to be destroyed only to the extent reasonably practicable.

3. Use of Confidential Material. [Director shall use the Confidential Material solely for the purpose of fulfilling his or her board of director duties and responsibilities and shall keep the Confidential Material confidential in accordance with the terms hereof.]1

[1]	Solely for Director confidentiality agreement.

1

[Director][Observer] will not disclose any of the Confidential Material in any manner whatsoever; provided, however, that any of such information may be disclosed:

(i) for so long as [Director][Observer] is employed by or as an advisor to Kohlberg Kravis Roberts & Co. L.P. (“KKR”) or one of its subsidiaries, to KKR and its affiliates; provided that KKR executes a confidentiality agreement in substantially the form hereto (the “KKR Confidentiality Agreement” 2); provided, further, that KKR and the [Director][Observer] shall only be permitted to share Confidential Material with affiliates of KKR to the extent that such affiliates are advised of the confidentiality and use obligations in the KKR Confidentiality Agreement and agree with KKR to be bound by such provisions; provided, still further, that KKR will be responsible for any breach by its affiliates of the confidentiality and use obligations therein, or

(ii) as required by law or legal process or required or requested by applicable regulatory authority (including, for the avoidance of doubt, pursuant to an audit or examination by a regulator, bank examiner or self-regulatory organization including in the course of routine supervisory examination or regulatory oversight by banking regulatory authorities with jurisdiction over KKR and its affiliates); provided, that if the [Director][Observer] or KKR or any of its affiliates are so requested or required to disclose any Confidential Material, the [Director][Observer] or KKR, as appropriate, will, to the extent legally permissible, notify the Company promptly of the existence, terms and circumstances surrounding such a request or requirement so that the Company may, in its sole discretion, seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement (it being understood that no such notice will be required if the [Director][Observer] or KKR or any of its affiliates are requested or required to disclose Confidential Material in the course of routine supervisory examinations or regulatory oversight by banking regulatory authorities with jurisdiction over KKR or any such affiliate); provided, further, that the [Director][Observer] and KKR or any of its affiliates will not oppose, and upon the Company’s request and at the Company’s expense, will consult with the Company on seeking a protective order or other remedy; provided, still further, that, if in the absence of a protective order or other remedy or the receipt of a waiver from the Company, the [Director][Observer] or KKR or any of its affiliates is, nonetheless, legally required based upon the advice of KKR’s or such affiliate’s counsel to disclose any Confidential Information, the [Director][Observer] or KKR or any of its affiliates, as applicable, may make such disclosure without liability under this Agreement, provided that the [Director][Observer] or KKR or any of its affiliates, as applicable, (x) furnishes only that portion of the Confidential Information that is legally required based upon the advice of KKR’s or such affiliate’s counsel to be disclosed, (y) gives the Company notice of the information to be disclosed as promptly as is practicable (except, for the avoidance of doubt, in the case of routine supervisory examinations or regulatory oversight by banking regulatory authorities with jurisdiction over KKR or any such affiliate) and (z) uses commercially reasonable efforts to consult with the Company, at the Company’s request and expense, on seeking an appropriate protective order or other reliable assurance that confidential treatment will be accorded to all such Confidential Material.

[2]	KKR Confi to include the following: “For the avoidance of doubt, the Confidentiality Agreement dated as of May 29, 2013 (the “Existing Confidentiality Agreement”) between KKR & Co. L.P. and the Company shall not apply to any information provided to KKR pursuant to this Agreement.”

2

[If Director willfully breaches this Agreement or KKR or one of its controlled affiliates willfully breaches the KKR Confidentiality Agreement, Director will tender his or her resignation from the Board and its committees upon the request of the Board.]

4. Governing Law; Consent to Jurisdiction. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of New York (except to the extent that mandatory provisions of Washington law are applicable).

5. Term. This Agreement and the provisions of this Agreement shall terminate on the first anniversary following the date that is the earlier of (i) the date that [Director][Observer] ceases to be [a director][an observer] of the Company and (ii) the date that [Director][Observer] ceases to be employed by or an advisor to KKR and its affiliates.

6. Entire Agreement. This Agreement contains the entire agreement between the Parties regarding the subject matter hereof and supersedes all prior agreements, understandings, arrangements and discussions between the Parties regarding such subject matter.

7. Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed an original but all of which shall be deemed to constitute a single instrument.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be signed by its duly authorized representatives as of the date written below.

WMI Holdings Corp.	[DIRECTOR][OBSERVER]

ADDRESS FOR NOTICE:	ADDRESS FOR NOTICE:
[ ]	c/o Kohlberg Kravis Roberts & Co. L.P.
9 West 57th Street
By:	Suite 4200
Name:	New York, New York 10019
Title:
By:
Name:
Title:

[Signature Page to Nondisclosure Agreement]